 EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

CURE Pharmaceutical Corporation,

and

TF Tech Ventures, Inc.

dated as of

July 22, 2022

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

SCHEDULES

Schedule 1.01	Purchased Assets
Schedule 1.02	Assumed Liabilities
Schedule 1.03	(a) Loan Amount
Schedule 1.03(b)	Adjustment Items and Wire Transfer Instructions
Schedule 1.04	Repaid Indebtedness
Schedule 2.02(a)(v)	Required Consents
Schedule 2.02(a)(xi)	Key Employees
Schedule 5.05(a)-1	Job Titles and Salary/Annual Pay for Active Employees
Schedule 5.05(a)-2	Job Titles and Salary/Annual Pay for Inactive Employees
Schedule 5.07	Affected Patents
Schedule 5.09	Referenced Patents
Disclosure Schedules

EXHIBITS

Exhibit A	Holdback Note
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Intellectual Property Assignment
Exhibit E	Employment Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Trademark License Agreement
Exhibit H	Guaranty Agreement
Exhibit I	Parent Side Letter

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 22, 2022, is entered into between CURE Pharmaceutical Corporation, a California corporation (“Seller”), and TF Tech Ventures, Inc., a Delaware corporation (“Buyer”).

RECITALS

A. Seller is engaged in the business of the developing and manufacturing of drug delivery platforms and devices, dietary supplement products and pharmaceutical products, including, without limitation, CUREcream, CUREdrops, CUREfilm, CUREform, CUREpods, and Sildenafil Citrate (the “Business”); and

B. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Schedule 1.01 attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations set forth on Schedule 1.02, but only to the extent that (i) such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing or (ii) notwithstanding execution and delivery of the Assignment and Assumption of Lease, such liabilities and obligations do not relate to any amounts due or claimed to be due under the lease referenced therein for or relating to any period before Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller or the Business of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”).

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $20,000,000 (the “Purchase Price”), which shall be paid by wire transfer to a bank account designated by Seller, by cancellation of indebtedness of the Seller to Buyer, by issuance of a secured promissory note in a principal amount not to exceed $2,000,000, or any combination of such methods in accordance with the terms of this Section 1.03. Subject to the terms and conditions of this Agreement, the Buyer shall pay the Purchase Price as follows:

(a) An amount equal to $4,150,000 of the Purchase Price shall be paid by cancellation of the indebtedness owed from Seller to Buyer set forth on Schedule 1.03(a) (the “Loan Amount”);

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(b) A total amount equal to $15,850,000 of the Purchase Price, minus the Holdback Amount, minus the aggregate dollar amount of Rolled Vacation and the employer-portion of any payroll, employment and other similar taxes applicable thereto set forth on Schedule 1.03(b), minus $22,500 assumed by Buyer at the Closing as Assumed Liabilities related to a commercial purchase order set forth on Schedule 1.03(b), will be paid to Seller on the Closing Date in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.03(b) (the “Closing Consideration”); and

(c) The issuance and delivery to Seller of a secured promissory note with a principal amount of $2,000,000 payable to Seller, in the form of Exhibit A hereto (the “Holdback Note”), duly executed by Buyer.

Section 1.04 Third-Party Payments. Immediately following receipt of the Closing Consideration, Seller will initiate wires to make payment, by wire transfer of immediately available funds, of (i) the “Payoff Amounts” due pursuant to the payoff letters which Seller delivered to Buyer prior to the date hereof, in accordance with the wire instructions set forth in such payoff letters, for each item of indebtedness set forth on Schedule 1.04(i), (ii) Seller’s pro rata portion of the first months’ (i.e., July 2022) rent due at Closing under the Assignment and Assumption of Lease, which amount is set forth on Schedule 1.04(ii) to the Landlord, (iii) any overdue rent, overage, interest, fine and penalty set forth in Section 3.06(b)(ii) of the Disclosure Schedules to the Landlord, and (iv) the equipment lease buyout amount set forth in Schedule 1.04(iv) to VideoJet Technologies LTD. Immediately following receipt of the Buyer Lease Payments, Seller will initiate a wire to make payment, by wire transfer of immediately available funds, of the total amount of Buyer Lease Payments to the Landlord.

Section 1.05 Loan Amount Payoff. Buyer hereby (a) acknowledges and agrees that at the Closing the Loan Amount shall be automatically cancelled by Buyer, and such cancellation will constitute payment in full and complete satisfaction of all of the Company’s indebtedness and obligations to Buyer of any amounts advanced to Seller by Buyer prior to the Closing (the “Cancelled Indebtedness”), and (b) agree that, effective upon the Closing, (i) all of the Cancelled Indebtedness shall be automatically satisfied in full and irrevocably and automatically discharged, terminated and released, (ii) all the security interests, mortgages, liens, pledges, charges and other encumbrances, if any, in Buyer’s or any of its Affiliate’s favor to secure the Cancelled Indebtedness shall be automatically released with no further action on Seller’s part, and (iii) if any Uniform Commercial Code (“UCC”) statements were filed in connection with the Cancelled Indebtedness, Buyer, on its and its Affiliates’ behalf, hereby authorizes the Seller, or any other party on behalf of the Seller, to prepare and file any UCC termination statements or other documents necessary to evidence the release of any lien in any of the Seller’s properties or assets (and to do so without Buyer’s or its Affiliates’ signatures or further consent). Buyer further agree to procure, execute and deliver to the Seller, from time to time, all further releases, termination statements, certificates, instruments, and documents, and to take any other actions, in each case as may be reasonably requested by the Seller or which are required to evidence the consummation of the payoff, discharge, release, termination or any other actions contemplated by this Section 1.04.

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Section 1.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants other than Seller’s or Buyer’s accountants. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price shall be reported in a manner consistent with the Allocation Schedule.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable Tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in the form of Exhibit D hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Purchased IP (as defined herein) to Buyer;

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(iv) an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (the “Assignment and Assumption of Lease”) and duly executed by Seller;

(v) unless waived in writing by Buyer in its sole discretion, copies of all consents, approvals, waivers and authorizations referred to on Schedule 2.02(a)(v);

(vi) a duly completed and executed IRS Form W-9 of Seller;

(vii) a good standing certificate of Seller from the California Franchise Tax Board;

(viii) a certificate of the Secretary of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(ix) such evidence as Buyer may reasonably request, to evidence that all Deferred Compensation has been paid in full or will be paid in full by Seller at the Closing;

(x) such evidence as Buyer may reasonably request, to evidence that the Purchased Assets are free and clear of all Encumbrances, including, but not limited to, UCC termination statements with respect to all UCC-1 financing statements filed with respect to any Purchased Asset, cancellation or termination of any loan guarantees, etc.;

(xi) the Key Employees shall have executed employment agreements with Buyer, in the form of Exhibit E hereto (“Employment Agreements”) and effective as of the Hire Date (as defined below). For purposes of this Agreement, “Key Employees” means those individuals listed on Schedule 2.02(a)(xi);

(xii) the active employees of Seller other than the Key Employees shall have executed offer letters with the Buyer (the “Employee Offer Letters”), effective as of the Hire Date;

(xiii) the guaranty agreement in the form of Exhibit H hereto (the “Guaranty Agreement”), duly executed by CURE Pharmaceutical Holding, Corp., a Delaware corporation (the “Parent”);

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(xiv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xv) the transition services agreement in the form of Exhibit F hereto (the “Transition Services Agreement”), duly executed by Seller;

(xvi) the trademark license agreement in the form of Exhibit G hereto (the “Trademark License Agreement”), duly executed by Seller;

(xvii) a copy of an executed payoff letter in form and substance reasonably satisfactory to Buyer from each creditor with respect to the security interest identified in Section 3.03 of the disclosure schedules (“Disclosure Schedules”), which payoff letter shall (i) indicate the aggregate amount required to be paid to such creditor on the Closing Date (including the outstanding principal amount, accrued and unpaid interest and any premium, penalty, prepayment fee, expense, breakage cost or other payment required to be made with respect to such indebtedness) in order to fully discharge all obligations with respect to such indebtedness, and provide wire transfer information for such payment, (ii) state that upon receipt of the amount described in clause “(i)” above, the instruments evidencing such indebtedness shall be terminated and (iii) state that all liens and all guarantees in connection therewith relating to the assets and properties of Seller securing such indebtedness, if any, shall be, upon the payment of the amount described in clause “(i)” above on the Closing Date, released and terminated;

(xviii) a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of Seller in connection with the incurrence of the indebtedness referred to in clause “(xviii)” above;

(xix) the Power of Attorney duly executed by Seller;

(xx) the Side Letter (the “Parent Side Letter”) in the form of Exhibit I hereto, duly executed by Parent; and

(xxi) a certificate of the Secretary of Parent certifying as to the resolutions of the board of directors of Parent, duly adopted and in effect, which authorize the execution, delivery and performance of the Guaranty Agreement, the Parent Side Letter, the Trademark License Agreement by Parent and the transactions contemplated thereby and the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Consideration by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two days prior to the Closing Date;

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(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Assignment and Assumption of Lease duly executed by Buyer;

(iv) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;

(v) the Parent Side Letter duly executed by Buyer;

(vi) the Employment Agreements, duly executed by Buyer;

(vii) the Employee Offer Letters, duly executed by Buyer;

(viii) the Transition Services Agreement in the form of Exhibit F hereto duly executed by Buyer; and

(ix) the Trademark License Agreement in the form of Exhibit G hereto, duly executed by Buyer.

(c) Other than any Assumed Liabilities, at the Closing, Seller shall have paid in full any and all compensation that has been earned by the employee, officer, director, independent contractor or consultant of the Business in their capacity as such, but is unpaid as of the Closing including any compensation that has been earned but deferred; but excluding regular wages earned by any employee during the then-current payroll period. For the avoidance of doubt, Seller and Buyer agree that Seller will be liable for all Liabilities of Seller with respect to the employees and independent contractors of Seller (including all Continuing Employees) to the extent arising or accruing prior to the Closing Date (or arising out of or relating to facts and circumstances existing or occurring prior to the Closing Date) including any payroll, employment and other similar Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising on or before the Closing.

(d) At the Closing, Buyer shall pay to Seller, for prompt payment to George S. Stern and Adele R. Stern, Trustees of the Stern Living Trust Dated February 27, 1985 (the “Landlord”) in accordance with Section 1.04, by wire transfer of immediately available funds which may be made as one aggregated wire transfer together with the Closing Consideration to an account designated in writing by Seller to Buyer, an amount of (i) $72,120.00 in additional security deposit in the connection with the assignment of the Leases to Buyer, and (ii) $9,458.00 as Buyer’s pro rata portion of the first month’s (i.e. July 2022) rent (collectively, the “Buyer Lease Payments”). For the avoidance of doubt, payment of such amounts shall not result in any adjustment to the Purchase Price hereunder.

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Section 2.03 Holdback Amount.

(a) Buyer shall deliver to Seller at the Closing the Holdback Note, in the principal amount of $2,000,000.00 (the “Holdback Amount”), to be held and disbursed in accordance with this Section 2.03.

(b) On the date that is 12 months after the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated in advance by Seller, an amount from the Holdback Amount equal to (i) $2,000,000.00, minus (ii) the amount of any Losses previously deducted from the Holdback Amount pursuant to ARTICLE VII, minus (iii) the aggregate amount of any Pending Claims at such time. With respect to each such Pending Claim, if the final resolved amount of Losses recoverable in respect of such Pending Claim is less than the amount retained for such Pending Claim, Buyer shall remit to Seller the excess of the amount retained in respect of such Pending Claim over the final resolved amount due for such claim (such amount, “Retained Excess”) (provided, however, in no event shall the amount of any Retained Excess exceed the difference of the Holdback Amount at such time minus the aggregate amount of any Pending Claims at such time).

“Pending Claims” means claims made in accordance with ARTICLE VII for recovery of Losses pursuant to Section 7.04 that are pending at any time before the relevant expiration periods in Section 7.01, 7.02, and 7.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any Person (including any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction (“Governmental Authority”) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04 Condition and Sufficiency of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Together with the services provided under the Transition Services Agreement, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted as of the Closing Date. None of the Excluded Assets are material to the Business as conducted by Seller on the Closing Date (which is consistent with past practice).

Section 3.05 Inventory and Equipment. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets (“Inventory”) consist of a quality and quantity usable, salable in the ordinary course of business, and Manufactured in accordance with the applicable Regulatory Submission and applicable Regulatory Laws (as such terms are defined in Section 3.22 hereof), including without limitation any applicable good manufacturing practice (“GMP”) requirements. All tangible personal property included in the Purchased Assets required for Seller’s Manufacturing operations (“Equipment”) is in good operating condition and otherwise meeting applicable cGMP standards, and adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs or cleaning.

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Section 3.06 Real Property.

(a) Section 3.06 of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of real property:

(i) Seller has good and marketable fee simple title, free and clear of all Encumbrances;

(ii) Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.06(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

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(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the real property, (ii) existing, pending or threatened condemnation proceedings affecting the real property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the real property as currently operated. Neither the whole nor any portion of any real property has been damaged or destroyed by fire or other casualty.

(d) The real property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 3.07 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations thereof, trade names, trade dress, brand names, and other indicia of source of origin, whether or not registered, logos and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) published and unpublished works of authorship, copyrights, including all applications and registrations related to the foregoing, databases, computer source code, object code, executable code, programs and other software (including machine readable code, printed listings of code, software documentation and related property and information, whether embodied in software, firmware or otherwise); (iii) trade secrets, including without limitation, rights granted under the Uniform Trade Secrets Act, and confidential know-how; (iv) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, technology, formulas, know-how, confidential information, tangible and intangible proprietary information or materials, including, production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals and technical data, patents and patent applications filed, applications to be filed, renewals, reissues, reexaminations, divisionals, continuations, and continuations in part; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

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(b) Section 3.07(b) of the Disclosure Schedules lists all of the Registered Intellectual Property which is included in the Purchased Assets, including: (i) all United States and foreign issued design, and utility patents, all pending patent applications filed by or on behalf of Seller with a Governmental Authority relating to any inventions or designs and all renewals, reissues, divisionals, continuations, continuations-in-part and extensions of the foregoing; (ii) all registered trademarks and service marks and all trademark and service mark applications filed by or on behalf of Seller with a Governmental Authority, and all trade names, corporate business and product names, logos and unregistered trademarks and service marks; (iii) all copyrights that have been registered, and all copyright applications filed by or on behalf of Seller with a Governmental Authority, and all renewals and extensions thereof; and (iv) all rights in internet websites, internet domain name registrations, social media names and keywords. “Registered Intellectual Property” means any Intellectual Property owned by Seller that is the subject of an application or registration with any governmental authority, including any domain name registration and any application or registration for any patent, copyright, mask work or trademark.

(c) With respect to the Registered Intellectual Property listed on Section 3.07(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect; Seller has obtained all assignments required to transfer ownership of such Intellectual Property to Seller; (ii) Seller has filed all documents with Governmental Authorities, including relevant assignments, to evidence Seller is the recorded owner of all such Intellectual Property; and (iii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such Registered Intellectual Property, Section 3.07(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; (C) the application or registration date; (D) the record owner, and if different, the legal owner; and (E) in the case of domain name registrations, the applicable registrar and expiration date.

(d) Seller owns or has adequate, valid and enforceable rights to use, make, have made, sell, offer to sell, import, reproduce, display, perform, create derivative works, or distribute all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any Person. No Seller Intellectual Property right is or has been judicially determined to be invalid or unenforceable and there is no reasonable basis for any claim that any Seller Intellectual Property right is invalid or unenforceable. “Purchased IP” means all of the Intellectual Property of the Seller which relates to, or is used or held for use primarily in connection with the Business.

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(e) Section 3.07(e) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements relating to the Purchased Assets, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Purchased IP; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is legal, valid, binding, and enforceable on all parties thereto in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. For purposes of this Section 3.07(e), “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to any Purchased IP to which Seller is a party, beneficiary or otherwise bound.

(f) Section 3.07(f) of the Disclosure Schedules lists all Intellectual Property of Seller and/or used in the Business that is not included in the Purchased Assets other than commercially available, off-the-shelf licenses for executable software (“Excluded IP”). The conduct of the Business by Seller as presently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and there are no judicial, regulatory, or administrative proceedings, or claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP.

(g) No Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

(h) Seller has at all times taken commercially reasonable measures, consistent with industry practice, to protect the confidentiality of trade secrets included in Seller Intellectual Property, and all other material confidential and proprietary information of Seller, including requiring all employees and third Persons having access thereto to execute written non-disclosure agreements or otherwise validly agree to non-disclosure obligations. All current and former employees and independent contractors who have contributed to or created any portion of, or otherwise have any rights in or to, any Purchased IP have validly and effectively assigned such rights to Seller.

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Section 3.08 Assigned Contracts. Section 3.08 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.09 Permits. Section 3.09 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Authorities (“Permits”) included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.10 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.11 Customers and Suppliers.

(a) Section 3.11(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.11(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller during the three-year period prior to the Closing Date. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable laws and contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.13 Governmental Orders. Except as set forth in Section 3.13 of the Disclosure Schedules, there are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. Seller is in compliance with the terms of each governmental order set forth in Section 3.13 of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such governmental order.

Section 3.14 Compliance With Laws; Permits.

(a) Seller has complied, and is currently complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, and not subject to an existing challenge or appeal. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.14(b) of the Disclosure Schedules lists all Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits, the issuing authority, and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, termination or limitation of any Permit set forth in Section 3.14(b) of the Disclosure Schedules.

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Section 3.15 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets, or result in liability under any Environmental Law. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any adverse change in the status or terms and conditions of the same. After the Closing Date, Seller will provide reasonable cooperation to Buyer and the issuing authority of any Environmental Permit to transfer any Environmental Permit not so transferred by the Closing Date.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), or any similar state list.

(d) There has been no release of Hazardous Materials except in compliance with Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, soil gas, groundwater, indoor air, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 3.15(e) of the Disclosure Schedules contains a complete and accurate list of all active, closed, or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

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(f) Section 3.15(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.15(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

For purposes of this Agreement:

“Environmental Claim” means any Action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility to perform or pay for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable law, and any governmental order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or non-compliance or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Hazardous Material” means substance that any governmental entity, in accordance with applicable federal, state, or local law, has designated to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including PCBs, PFAS compounds, friable asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste in accordance with the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated in accordance with said laws, but excluding office and janitorial supplies lawfully used or stored for their intended purpose.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Section 125 cafeteria of the Internal Revenue Code of 1986, as amended (the “Code”), fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

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(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable laws (including ERISA, the Code and any applicable local laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

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All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code; and (iii) no such plan is subject to Title IV of ERISA or the minimum funding requirements under Section 412 of the Code.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.17 Employee Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) deferred compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof, except for the deferred compensation set forth in Section 3.17(a) of the Disclosure Schedules (the “Deferred Compensation”) have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

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(c) Seller is and has been in compliance with the terms of the collective bargaining agreements and other contracts listed on Section 3.17(b) of the Disclosure Schedules and all applicable laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable laws.

(d) Seller has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) With respect to each government contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past six (6) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any government contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

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Section 3.18 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.19 Taxes.

(a) All Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are true, complete, and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any tax return) have been timely paid or timely withheld and remitted. For purposes of this Agreement, “Tax” means (a) any tax, duty, impost, or other similar governmental fee, levy, charge, or assessment in the nature of taxes (including net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, profits, capital, withholding, payroll, estimated, employment, excise, severance, occupation, premium, property, social security, alternative or add-on minimum or estimated amounts, value added, registration, windfall profits, franchise or other tax) imposed by any Governmental Authority, and any interest, addition or penalties imposed by any taxing authority with respect thereto and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person and “Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement (including schedules and any amendments) filed or required to be filed with, or required to be supplied in copy to, any Governmental Authority in connection with any Tax.

(b) Seller has materially complied with all information reporting and backup withholding provisions of applicable law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All Tax deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action with respect to Taxes by any Governmental Authority. There are no pending or threatened Actions with respect to Taxes by any Governmental Authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

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(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(i) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 3.20 Transaction with Related Parties. No Related Party is or has been since January 1, 2019, a party to any transaction, agreement or understanding with Seller except for arrangements disclosed on Section 3.20 of the Disclosure Schedules. Section 3.20 of the Disclosure Schedules separately identifies all services that any Related Party provides to the Business and all outstanding liabilities of any Related Party that are related to the Business. No Related Party uses any of the Purchased Assets for purposes not related to the Business. No Related Party has any claim of any nature, including any inchoate claim, against any assets used in the Business (including the Purchased Assets). No Related Party, directly or indirectly, owns or is engaged in any business that competes directly or indirectly with Seller. Except as disclosed on Section 3.20 of the Disclosure Schedules or as otherwise expressly provided by this Agreement or by any other agreement: (i) no Related Party will at any time after the Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Buyer with respect to facts, circumstances or events existing or occurring on or before the Closing Date; and (ii) Buyer will not at any time after the Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party with respect to facts, circumstances or events existing or occurring on or before the Closing Date.

For purposes of this section, “Related Party” means (i) any Affiliate of Seller; (ii) any officer, director, member, manager, partner, executor or trustee (or similar capacity) of any person identified in clause (i) preceding; (iii) any spouse, sibling, ancestor, lineal descendant of or person who resides with any natural person identified in any one of the preceding clauses and any Affiliate of any such person; and (iv) any person with respect to whom any natural person identified in any one of the preceding clauses is an officer, director, partner, executor or trustee (or similar capacity) and any Affiliate of any such person.

Section 3.21 Governmental Loan Programs.

(a) Seller obtained a loan in the amount of $399,000.00 from Midfirst Bank (the “PPP Lender”) pursuant to a Promissory Note dated April 14, 2020, under the Coronavirus Aid, Relief, and Economic Security Act, as amended (the “CARES Act”) and the Paycheck Protection Program and the rules and regulations issued in respect thereof (the “PPP Loan”), which has been forgiven in full. Other than the PPP Loan, Seller has not (i) applied for or received any loans pursuant to or under any PPP and EIDL Laws or (ii) received or applied for any other benefits under any PPP and EIDL Laws or any other laws promulgated in response to COVID-19.

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(b) Seller has made available to Buyer a true, correct and complete copy of each governmental loan document relating to the PPP Loan. The PPP Loan was properly obtained based on accurate certifications of eligibility by Seller.

(c) For purposes of this section, “PPP and EIDL Laws” means the CARES Act, the Small Business Administration’s (“SBA”) interpretation of the CARES Act and of the Paycheck Protection Program Interim Final Rule, the Small Business Act, the rules and regulations issued by any Governmental Authority in respect of any of the foregoing, and any other laws applicable to the PPP Loan.

Section 3.22 Regulatory Matters

For purposes of this section:

“Manufacture”, “Manufactured” or “Manufacturing” means the sourcing, receipt, storage, processing, manufacturing, packaging, labeling, or holding of any Product, or any component or raw material thereof.

“Product” means any pharmaceutical, dietary supplement, or other product Manufactured by Seller that is subject to FDA regulation or any U.S. or foreign Governmental Authority with similar authority.

“Regulatory Submission” means any pending or approved submission to FDA or any other Governmental Authority held by Seller or any third party authorizing the Manufacturing of any Product, including without limitation, a New Drug Application (“NDA”), Abbreviated New Drug Application (“ANDA”), Investigational New Drug Application (“IND”), or equivalent submissions to any foreign Governmental Authority.

(a) Seller has made available complete and correct copies of all Regulatory Submissions sponsored, held, or owned by Seller (“Seller Regulatory Submissions”); all written communications from the Food and Drug Administration (“FDA”), Drug Enforcement Administration (“DEA”) or other Governmental Authority relating to Seller Regulatory Submissions, Products, Inventories, or Manufacturing; all information about adverse drug experiences obtained or otherwise received by Seller or its Affiliates from any source pertaining to any of the Products, in the United States or outside the United States. Subject to Seller and Buyer each submitting transfer letters to the FDA or other applicable Governmental Authority, the rights and benefits of each Seller Regulatory Submission will be available to Seller on the Closing Date on terms substantially identical to those enjoyed by Buyer immediately prior to the Closing Date. Neither Seller, nor its Affiliates nor any person acting on behalf of Seller or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, or failed to make a statement or committed an act in contravention to the policies of FDA or any other Governmental Authority.

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(b) Seller has submitted to and filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse event reports and field alerts, with respect to Seller Regulatory Submissions, Manufacturing, and Inventory, (ii) Seller and/or its Affiliates have paid all fees required by any Governmental Authority with respect to Seller Regulatory Submissions, including filing fees applicable to the Products and with respect to all Permits, and (iii) with respect to the Products, Inventory, and Manufacturing, Seller has acted in material compliance with all applicable laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), the Controlled Substances Act (“CSA”), all similar state, local, federal and foreign laws and regulations (“Regulatory Laws”) and all terms and conditions of the Regulatory Submissions and Permits.

(c) The operations of Seller at the real property included in the Purchased Assets and with respect to the Manufacturing and Inventory comply with the applicable requirements of the FDA, DEA, and all Regulatory Laws.

(d) Seller has not received from the FDA, DEA, or any other Governmental Authority any notice of adverse findings, FDA Form 483s, notices of violations, warning letters, untitled letters, clinical holds, civil or criminal proceeding notices, or notices of inspection or investigation under the FD&C Act, regarding the Purchased Assets and none of the Products have been recalled or subject to FDA or other Governmental Authority correction or removal requirements, and Seller has not received written notice from the FDA, DEA, or another Governmental Authority: of any proceeding seeking to commence a recall, or threatening a recall, removal, or seizure of any Products; the imposition of material sales, marketing, or production restrictions on any Product; or the suspension, termination, or other restriction on any preclinical or clinical research. There is no circumstance or condition that may lead to the recall, removal, or seizure of any Products.

(e) Seller has not used in any capacity the services of any person debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or other similar law. Neither Seller nor any individual employed by Seller has been disqualified or debarred by any Governmental Authority, including but not limited to the FDA pursuant to the FD&C Act, or been convicted of any crime under any Regulatory Law or has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations, or engaged in any misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the Products.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or Parent.

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Section 3.24 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.25 Reliance. Seller makes the foregoing representations and warranties with the knowledge and expectation that Buyer is placing reliance on the representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04 No Reliance. In connection with entering into this Agreement and the other agreements contemplated by this Agreement, Buyer hereby represents, warrants and acknowledges that Buyer is not relying upon any representations or warranties of Seller, other than the express representations and warranties made by the Seller in ARTICLE III of this Agreement and all agreements, certificate and documents signed and delivered by Seller in connection with this Agreement or the transactions contemplated hereby and Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties as to the Seller or the Business in connection with the subject matter of this Agreement.

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ARTICLE V

COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(b) Buyer and Seller will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and any Action related thereto, including providing reasonable access to the requesting party and its representatives to all relevant Tax and financial records.

(c) Each of Buyer and Seller shall be responsible for its pro rata share of the current year’s personal property, real property, ad valorem and similar Taxes with respect to the Purchased Assets, prorated on a calendar year basis as of the Closing Date. Buyer shall make timely payment in full of all such amounts to the applicable taxing authority and Seller shall pay Buyer for any Taxes that Buyer has notified Seller are the responsibility of Seller pursuant to this Section 5.02(c) promptly (and in any event within 10 days) following Buyer’s demand therefor.

Section 5.03 Non-Assignability of Assigned Contracts and Transferred Permits. This Agreement reflects Seller’s intent to assign, to the extent transferable, all of the Assigned Contracts and Transferred Permits to Buyer on the Closing Date or otherwise to use Seller’s commercially reasonable efforts to assist with the issuance of new Permits; provided, however, that Seller shall not assign to Buyer an Assigned Contract or Transferred Permit if an assignment thereof would, in the absence of any approval, consent, license, permit, order, ratification, waiver, registration, filing, application, or authorization (each a “Consent”) of a third party thereto or the expiration of a notice period to a third party thereto: (a) constitute a breach or default thereof, (b) cause or permit the acceleration or termination thereof, (c) be prohibited by applicable any law or regulation of any Governmental Authority, or (d) in any way materially and adversely affect the rights of Buyer or Seller thereunder or the right of Buyer to conduct all or any material part of the Business relating to the Purchased Assets in the manner and on the terms presently enjoyed by Seller and in accordance with all applicable laws or regulations of any Governmental Authority. In any such case where Consent of a third party thereto has not been obtained, then, until the receipt of such Consent, the interest of Seller therein and thereunder shall be maintained by Seller in trust for Buyer’s sole benefit and use, and Seller shall use commercially reasonable efforts to (i) secure such Consent and conditions for transfer as soon as reasonably possible, (ii) cooperate in any reasonable and lawful alternative arrangement designed to provide the benefits of such Purchased Asset to Buyer, and (iii) enforce, at the reasonable request of Buyer and at Buyer’s reasonable cost and expense, any rights of Seller with respect to such Purchased Asset against the other parties thereto. Upon a third party Consent being obtained, Seller shall assign to Buyer and Buyer shall assume from Seller, in each case effective as of the Closing Date, by supplemental instrument of conveyance if requested by Buyer, all of Seller’s rights, title and interest in and to, and obligations under, such Assigned Contract or Transferred Permit, without further payment or consideration, and the arrangements entered into between Seller and Buyer hereunder as to such Assigned Contract or Transferred Permit will terminate. Nothing in this Section limits Seller’s obligation to obtain any Consent required by this Agreement or waives Buyer’s right to require such Consent as a condition to its obligation to proceed with Closing.

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Section 5.04 Interest in Intellectual Property; Use of Names.

(a) As soon as reasonably practicable after the Closing Date, but in any event within 90 days after the Closing Date (the “Transitional Period”), Seller and Parent shall, and shall cause their Affiliates to, cease and discontinue all uses of any trademarks in the Purchased IP (the “Purchased Marks”), except as provided in this Section 5.04 or as necessary to perform the transition services under the Transition Services Agreement, including by (i) changing the corporate and business names and trade names of Seller, Parent and their Affiliates to a name that does not include any Purchased Mark and is not confusingly similar thereto and otherwise cease to refer to themselves as or do business under, any Purchased Mark or any name that includes any Purchased Mark, (ii) not putting into use any items or materials that bear any Purchased Mark; (iii) not using any websites or domain names that include any reference to any Purchased Mark, except as expressly contemplated in Section 5.04(b), (iv) removing or obliterating any Purchased Mark from any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises used in connection with the Business, and (v) ceasing to use all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, promotional materials, marketing collateral, advertisements and other communications media or similar materials of any kind that includes any Purchased Mark (collectively, “Business Materials”). Seller, Parent, and their Affiliates (A) shall use the Purchased Marks during the Transitional Period only in the same form and manner as they were used in the Business immediately prior to the Closing, (B) shall not modify the Purchased Marks or any Business Materials containing the Purchased Marks in any respect and (C) at Buyer’s reasonable request, shall provide appropriate documentation to confirm compliance with the foregoing. Seller, Parent, and their Affiliates agree that all goodwill arising from any use of the Purchased Marks by Seller, Parent, or any of their Affiliates will inure solely to the benefit of Buyer and its Affiliates. Notwithstanding anything to the contrary in this Agreement or in any agreement ancillary hereto, nothing in this Agreement or any agreement ancillary hereto shall restrict Seller, Parent and its Affiliates’ (i) sale, promotion, marketing, or advertising of their inventory that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure”, or (ii) use of packaging that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure” on future products that they might purchase from Buyer in accordance with the relevant terms of such purchase(s).

(b) Notwithstanding anything to the contrary, Buyer shall grant to Seller, Parent and their Affiliates a non-assignable, non-transferable, and non-sublicensable license to use the Purchased Marks during the Transitional Period all as more fully set forth in a trademark agreement in the form of Exhibit G hereto.

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(c) No later than 60 days following the Closing Date, Seller, Parent, and their Affiliates shall have arranged for new website domains to host websites of Seller, Parent, and their Affiliates, which domains shall not include any reference to Purchased Marks. No later than 60 days following the Closing Date, Seller, Parent, and their Affiliates shall operate its websites solely through such new website domain names (and any other domain names created after the Closing that does not include reference to any Purchased Marks); provided that notwithstanding the foregoing, domains with reference to Purchased Marks may remain active for 180 days after the Closing solely for the purpose of redirecting users to the new websites of Seller, Parent, and their Affiliates.

Section 5.05 Employee Matters.

(a) Prior to the Date hereof, Buyer has made offers of employment to the active employees of Seller other than the Key Employees which offer provided (i) the job title set forth on Schedule 5.05(a)-1 for each such employee, and (ii) at least the same amount of annual salary or hourly pay rate set forth on Schedule 5.05(a)-1 for each such employee. Buyer agrees to make offers of employment to the employees of Seller who are on an approved leave of absence (the “Inactive Employees”) at the same time that Buyer makes offers of employment to the active employees of Seller which offer shall provide (i) the job title set forth on Schedule 5.05(a)-2 for each such employee, and (ii) at least the same amount of annual salary or hourly pay rate set forth on Schedule 5.05(a)-2 for each such employee. Buyer shall be obligated to make any such offer of employment to each Inactive Employee in accordance with applicable Law and shall provide each such Inactive Employee with the opportunity for reinstatement in the same or comparable position for no less than the period required by applicable Law. Upon written request by Buyer during the period in which the Transition Services Agreement is in effect, Seller shall terminate, effective no later than three (3) business days following Buyer’s written request (which written request shall be made no later than 45 days after the Closing Date), all employees of Seller (the effective date of termination, the “Termination Date”) and the employment of the employees who have accepted Buyer’s offer of employment shall commence on the day immediately following the Termination Date or such other date mutually agreed to in writing by Buyer and Seller (such date, the “Hire Date”). With respect to any payroll period which is open as of the Closing Date, Seller and Buyer agree that, pursuant to the terms of the Transition Services Agreement and as an Assumed Liability hereunder that Buyer shall be responsible for all Liabilities of Seller with respect to the Key Employees and the employees of Seller set forth on Schedule 5.05(a)-1 and Schedule 5.05(a)-2, to the extent arising or accruing on or after the Closing Date, including any payroll, employment and other similar Taxes imposed with respect to any payments of compensation to such employees.

(b) Effective as of the Termination Date, (i) Seller shall cease to be a participating employer in any other employee benefit plan that is not a Benefit Plan (and any other employee benefit or compensation plan or arrangement maintained or contributed to by Seller or its Affiliates), and (ii) each employee of the Business who accepts an offer employment with Buyer or its Affiliates (each, a “Continuing Employee”) shall cease to be an active participant in such employee plans and other benefit or compensation plans and arrangements following the effective date of such employment. Other than as contemplated in the Transition Services Agreement, Parent, Seller and their Affiliates shall retain all liability associated with the employee benefit plans (other than Benefit Plans) and other employee benefit or compensation plans or arrangements maintained or contributed to by Parent, Seller or their Affiliates, whether such liability arises prior to, at or after the Closing.

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(c) With respect to each benefit plan, program, practice, policy or arrangement maintained or set up by Buyer or an Affiliate of Buyer following the Closing and in which any of the Continuing Employees participate following the Closing, for purposes of determining eligibility to participate, vesting and accrual of and entitlement to benefits, service with Parent, Seller and their Affiliates (or predecessor employers to the extent Seller or any of its Affiliates provides past service credit) shall be treated as service with Buyer and its Affiliates; provided, however, that service shall not be credited for purposes of accruals of benefits under a defined benefit plan or retiree welfare programs or eligibility for retirement provisions under any equity compensation arrangements or to the extent such credit would result in a duplication of benefits.

(d) Prior to the Closing, Seller shall offer each Continuing Employee (including Inactive Employees) the option to choose to either have their accrued but unused vacation pay and personal time off paid out in full by Seller (all such payments “Rollover Vacation Cashout Payments”), or to have such Continuing Employee’s accrued but unused vacation pay and personal time off assumed by the Buyer (all such assumed accrued paid time off, the “Rolled Vacation”). The liability for the Rolled Vacation shall transfer to, and be honored by Buyer, to the extent that the dollar amount of such Rolled Vacation (“Rolled Vacation Amounts”, together with Rollover Vacation Cashout Payments, “Rollover Vacation”) and the employer-portion of any payroll, employment and other similar taxes applicable thereto were deducted from the Closing Consideration, subject to Buyer’s paid time off policies (to the extent compliant with applicable law), and provided that each such Continuing Employee shall request and utilize such Rolled Vacation in accordance with Buyer’s paid time off policies. Buyer shall be obligated to pay any Rolled Vacation, if and to the extent required under applicable Law. On the Termination Date, Seller shall make payment in full of the Rollover Vacation Cashout Payments to the relevant employees of Seller as set forth on Schedule 1.03(b).

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Section 5.06 Dissolution. Seller will not dissolve until the lapse of 18 months after the Closing Date.

Section 5.07 Intellectual Property Chain of Title

. The parties hereto are aware that there are potential chain of title issues with respect to the three (3) patents identified on Schedule 5.07 (the “Affected Patents”). Seller agrees to use commercially reasonable efforts to resolve such potential chain of title issues with respect to the Affected Patents as soon as possible following Closing during the sixty (60) days from the Closing Date.

Section 5.08 Further Assurances

. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.09 Covenant Not to Sue. Seller represents that Parent possesses all or joint right, title, and interest in and to the patents listed in Schedule 5.09 attached hereto (the “Referenced Patents”). Seller unconditionally agrees, promises, and covenants that it will not sue or otherwise enforce the Referenced Patents against Buyer, its parents, subsidiaries, affiliates, or successor companies in connection with Buyer’s conduct of the Business. Based on the foregoing representations and subject to the conditions set forth herein, Seller unconditionally agrees, promises, and covenants not to sue or otherwise hold liable Buyer, its parents, subsidiaries, affiliates, or successor companies or their authorized contractors, distributors, and customers, for any and all claims that the manufacture, use, license, sublicense, sale, offer for sale, distribution, and/or importation or exportation of a product in the operation of the Business, strictly by or on behalf of, or as authorized by Buyer (or its parents, subsidiaries, affiliates, or successor-in-interest), infringes any claim of the Referenced Patents. Seller also unconditionally agrees, promises, and covenants that it will not sue or otherwise enforce the Referenced Patents against Buyer’s customers, suppliers, importers, manufacturers, licensees, distributors, or insurers in connection with the manufacture, use, license, sublicense, sale, offer for sale, or importation or exportation of Buyer’s products in the operation of the Business. The covenant not to sue set forth in this Section 5.09 expressly includes any future assignees, licensees, or successors-in-interest to the Referenced Patents, such that those entities may not sue or otherwise enforce the Referenced Patents against Buyer, its parents, subsidiaries, affiliates, or successors, or Buyer’s customers, suppliers, importers, manufacturers, distributors, or insurers in connection with the manufacture, use, offer for sale, sale, distribution, or importation of the products in the operation of the Business. Buyer further promises to impose the covenant not to sue contained in this Agreement on any assignees, licensees, or successors-in-interest to the Referenced Patents. The covenant not to sue set forth in this Section 5.09 expressly includes any successor or assignee of Buyer or any Buyer parent, subsidiaries, affiliates, or successors-in-interest that subsequently purchases substantially all of the assets of either Buyer or any Buyer parent, subsidiary, affiliate, or successor in interest and any entity that subsequently purchases Buyer’s drug products in the operation of the Business. In the event that Buyer or any of its Affiliates acquires (whether through merger, stock acquisition, asset acquisition or otherwise) any entity, product, product line or technology after the Closing Date, the releases, licenses and covenants granted by Seller in this Section 5.09 shall in no event apply to any such products, services or technology of such entity or included within such products, product lines or technology, including with respect to the post-acquisition manufacture, sale use or other exploitation of such products, services, technology or product lines by Buyer and its Affiliates.

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ARTICLE VI

NON-COMPETITION; NON-SOLICITATION

Section 6.01 Non-Competition. For a period of 3 years commencing on the Closing Date (the “Restricted Period”), except pursuant to the Transition Services Agreement, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) except as approved in writing by Buyer, have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. For purposes of this Agreement, the term “Restricted Business” means the Business as conducted by the Seller as of the Closing Date.

Section 6.02 Non-Solicitation. During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Key Employee, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.02 shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

Section 6.03 Power of Attorney for D.E.A. Registration. At or prior to Closing, Seller shall execute in favor of Buyer one or more Powers of Attorney for Order Forms (the “Power of Attorney”) authorizing Buyer or a representative of Buyer to execute applications for books of official order forms and to sign such order forms, under Seller’s D.E.A. Registration Number(s) as required for all necessary controlled substances on an interim basis until such time as Buyer shall receive approval of all necessary D.E.A. registration(s). Seller covenants that it shall cooperate with Buyer and provide such information as Buyer may reasonably request in making all such applications for registration or licensing.

Section 6.04 Remedies. Seller acknowledges that a breach or threatened breach of this ARTICLE VII would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 6.05 Severability. Seller acknowledges that the restrictions contained in this ARTICLE VII are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this ARTICLE VII should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this ARTICLE VII and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing. The representations and warranties of Seller in ARTICLE III will survive the Closing Date and will continue for a period of 12 months from the Closing Date.

Section 7.02 Taxes. The representations and warranties in Section 3.19 (Taxes) will survive the Closing Date and will continue for 30 days after the expiration of the applicable statute of limitations applicable to the underlying subject matter at which time such representations and warranties will expire.

Section 7.03 Fundamental Representations. The representations and warranties in Sections 3.01 (Organization and Authority of Seller; Enforceability), 3.02 (No Conflicts; Consents), 3.03 (Title to Purchased Assets), 3.15 (Environmental Matters), and 3.23 (Brokers) (the “Fundamental Representations”) will survive the Closing Date and will continue for a period of 72 months following the Closing Date at which time such Fundamental Representations will expire. Notwithstanding anything else in this Agreement, any claims for Losses asserted in accordance with this ARTICLE VII before the expiration date of the applicable survival period in Section 7.01, 7.02 or 7.03 will not thereafter be barred by the expiration of such survival period and such claims will survive until finally resolved and all obligations with respect thereto fully satisfied.

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Section 7.04 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective directors, shareholders, members, limited or general partners, officers, employees, agents, consultants, advisors, or other representatives (“Representatives”) and collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or Parent contained in this Agreement or any other transaction document (including the Parent Side Letter), or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other transaction document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Liabilities and any assets of Seller or of Parent that are not Purchased Assets;

(d) (i) any Taxes of Seller for any taxable period, (ii) any Taxes imposed with respect to the Purchased Assets or the Business for all taxable periods (or portions thereof) ending before the Closing Date, and (iii) any liability of Seller for unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise by operation of law;

(e) only for any portion of a Loss for which a claim cannot be made under Section 7.04(a): any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the Closing Date, including, without limitation any Third Party Claim for violation, dilution, infringement, or misappropriation of Intellectual Property, provided, however, that to the extent such Third Party Claim relates to the Purchased Assets or Assumed Liabilities, solely to the extent related to the period prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means the notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing;

(f) the release of any Hazardous Material at, on or below the Leased Real Property in violation of applicable Environmental Law prior to the Closing;

(g) the failure of Seller or its shareholders to comply with any Environmental Claim, Environmental Law, or Environmental Permit prior to the Closing;

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(h) any liability under any fraudulent transfer law or act or the failure to comply with any bulk sales laws and similar laws, if applicable; and

(i) fraud by or on behalf of Seller.

Section 7.05 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective Representatives (collectively, “Seller Indemnitees”) from and against all Losses, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 7.06 Certain Limitations. The indemnification provided for in Section 7.04 and Section 7.05 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.04(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.04(a) exceeds $75,000.00 (the “Basket”), in which event Seller shall be required to pay or be liable only for such Losses all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to this section shall not exceed the Holdback Amount.

(b) Buyer shall not be liable to Seller Indemnitees for indemnification under Section 7.05(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.05(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable only for such Losses that exceed the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.05(a) shall not exceed any unpaid portion of the Purchase Price, other than as to Losses for which Buyer is liable pursuant to Section 7.05(a) for breaches of Section 4.03 (Brokers), which collectively with the foregoing Losses shall not exceed the Purchase Price (whether or not paid).

(c) Notwithstanding the foregoing, the limitations set forth in Section 7.06(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations or any representation or warranty in Section 3.19 or any breach of Seller’s obligations under Section 1.04 or Section 5.05(a); provided, however, that except in the event of fraud, willful misconduct or intentional misrepresentation or any breach of Seller’s obligations under Section 1.04 or Section 5.05(a), in no event shall the total cumulative amount of Losses for which the Seller or Parent (pursuant to the Guaranty Agreement) may be liable to the Buyer Indemnitees under this ARTICLE VIII exceed the Purchase Price.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty).

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Section 7.07 Indemnification Procedures.

(a) If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Buyer, if such Indemnified Party is a Seller Indemnitee, or to the Seller, if such Indemnified Party is a Buyer Indemnitee. Such notice must be delivered prior to the expiration of the applicable survival period, if any, and shall specify the basis for such claim with reasonable specificity. Failure by an Indemnified Party to so notify the Indemnifying Party of a Third Party Claim will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party as to such Third Party Claim, except to the extent that the Indemnifying Party is materially prejudiced by the failure to give such notice. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE VII or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a Loss under this ARTICLE VII. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the Indemnifying Party will establish the merits and amount of such claim by mutual agreement or, if mutual agreement has not been reached within sixty (60) days following delivery of the dispute notice, then by dispute resolution pursuant to Section 8.10.

(b) Within five business days following the final determination of any claim for Losses made by any of the Buyer Indemnitees (by mutual agreement or by dispute resolution pursuant to Section 8.10), Buyer shall deduct from the unpaid principal of the Holdback Note the amount of such finally determined Losses. In the event that the Losses exceeds the amounts then remaining of the principal amount of the Holdback Note and to the extent recovery for such Losses is not otherwise limited pursuant to Section 7.06, the Seller shall be required to promptly pay to such Buyer Indemnitee, by wire transfer of immediately available funds to an account designated in advance by such Buyer Indemnitee, the amount of such Losses.

(c) Within five business days following the final determination of any claim for Losses made by any of the Seller Indemnitees, Buyer shall be required to promptly pay to Seller, by wire transfer of immediately available funds to an account designated in advance by Seller, the amount of such Losses.

(d) In case any Third Party Claim, action or proceeding is brought against any Indemnified Party in respect of which indemnification may be sought by the Indemnified Party pursuant to this ARTICLE VII (a “Claim”), the parties shall discuss in good faith whether the Indemnifying Party or the Indemnified Party shall control the defense of such Claim; provided, that the Indemnifying Party shall not be able to control such defense without the consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party controls the Claim, it shall not settle or compromise such Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all liability with respect to such Claim and the Indemnifying Party acknowledges that the Claim is fully indemnifiable hereunder and the amount of the Claim is less than the amounts then remaining under the Holdback Amount. Each party shall cooperate with the other parties in the defense of any Claims and keep the other parties apprised on a reasonably prompt basis of all material developments with respect to such Claims.

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“Indemnified Party” means the Seller Indemnitees having a right to be indemnified by Buyer on the one hand, or the Buyer Indemnitees having a right to be indemnified by Seller on the other hand, as the case may be, pursuant to Section 7.04 or Section 7.05.

“Indemnifying Party” means Seller having an obligation to indemnify the Buyer Indemnitees on the one hand, or Buyer having an obligation to indemnify the Seller Indemnitees on the other hand, as the case may be, pursuant to Section 7.04 or Section 7.05.

Section 7.08 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 7.09 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.10 Cumulative Remedies. The rights and remedies provided in this ARTICLE VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	5805 Sepulveda Blvd., #801 Van Nuys, CA 91411 E-mail: nancy@theseralabs.com Attention: CEO of The Sera Labs, Inc.
with a copy to:	Stradling Yocca Carlson & Rauth 3075 Townsgate Road, Suite 330 Westlake Village, CA 91361 Attention: Brent Reinke Email: breinke@stradlinglaw.com Facsimile: (805) 730-6825
If to Buyer:	TF Tech Ventures, Inc. 4000 N. Federal Highway, Suite 216 Boca Raton, FL 33431 E-mail: capreston92@gmail.com Attention: CA Preston, CEO
with a copy to:	K&L Gates LLP 4 Embarcadero Center, Suite 1200 San Francisco, CA 94111 Facsimile: 415-882-8220 E-mail: alidad.vakili@klgates.com Attention: Alidad Vakili

Section 8.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 8.07 No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 8.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Ventura and county of Ventura, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 8.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CURE Pharmaceutical Corporation

By	/s/ Rob Davidson
Name: Title:	Rob Davidson CEO

TF TECH VENTURES, INC.

By	/s/ C.A. Preston
Name: Title:	C.A. Preston CEO & President

[Signature Page to Asset Purchase Agreement]

41

SCHEDULES

to the

ASSET PURCHASE AGREEMENT

 by and between

CURE Pharmaceutical Corporation

and

TF Tech Ventures, Inc.

42

Schedule 1.01

Purchased Assets

1. The Purchased IP, including but not limited to:

The following patents:

PATENTS
Title	Serial No. (Filing Date)	Status	Patent No. (Issue Date)	Record Owner (Legal Owner)
Method and apparatus for minimizing heat, moisture, and shear damage to medicants and other compositions during incorporation of same with edible films	11/836,758 (08/09/2007)	Issued	U.S. 8,840,919 (09/23/2014)	Cure Pharmaceutical Corporation
Method and apparatus for minimizing heat, moisture, and shear damage to medicants and other compositions during incorporation of same with edible films	14/490,959 (09/19/2014)	Issued	U.S. 9,155,698 (10/13/2015)	Cure Pharmaceutical Corporation
Method and apparatus for minimizing heat, moisture, and shear damage to medicants and other compositions during incorporation of same with edible films	15/666,057 (08/01/2017)	Issued	U.S. 10,398,644 (09/03/2019)	Cure Pharmaceutical Corporation

Methods for modulating dissolution, bioavailability, bioequivalence and drug delivery profile of thin film drug delivery systems, controlled-release thin film dosage formats, and methods for their manufacture and use

	11/371,167 (03/07/2006)	Issued	U.S. 8,999,372 (04/07/2015)	Cure Pharmaceutical Corporation
Thin film with high load of active ingredient	13/890,875 (5/9/2013)	Issued	U.S. 10,413,516 (09/17/2019)	Cure Pharmaceutical Corporation

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Thin film with high load of active ingredient	CN Filing No. 201480039313.6 (11/09/2015)	Issued	CN Patent No. ZL201480039313.6 (02/07/2020)	Cure Pharmaceutical Corporation
Thin film with high load of active ingredient	CN Filing No. 202010151541.X (03/06/2020)	Pending	N/A	Cure Pharmaceutical Corporation
Methods and compositions for improving sleep	16/432,443 (06/05/2019)	Allowed	U.S. 11,331,309 (05/17/2022)	Cure Pharmaceutical Corporation
Methods and compositions for improving sleep	17/660,479 (04/25/2022)	Pending	N/A	Cure Pharmaceutical Corporation
OTF Containing Vitamin D3	17/038,494 (09/30/2020)	Pending	N/A	Cure Pharmaceutical Corporation
Oral soluble film containing sildenafil citrate	17/236,054 (04/21/2021)	Issued	U.S. 11,179,331 (11/23/2021)	Cure Pharmaceutical Corporation
Oral soluble film containing sildenafil citrate	17/488,610 (09/29/2021)	Pending	N/A	Cure Pharmaceutical Corporation
OTF with high load of polymeric binder	17/236,008 (04/21/2021)	Pending	N/A	Cure Pharmaceutical Corporation
Method for obtaining an extract of a plant biomass	17/193,261 (03/05/2021)	Pending	N/A	Cure Pharmaceutical Corporation
Edible films for administration of medicaments to animals	10/921,770 (08/18/2004)	Issued	U.S. 9,561,182 (02/07/2017)	Cure Pharmaceutical Corporation
Low moisture rapidly disintegrating OTF	16/508,637 (07/11/2019)	Issued	U.S. 11,344,506 (05/31/2022)	Cure Pharmaceutical Corporation

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Rapidly disintegrating oral film matrix

PCT/US19/41328

(07/11/2019)

National Phase:

CA (Appl. No. 3106167)

SK (Appl. No. 10-2021-7004173)

EP (Appl. No. 19 745 924.1)

HK (Appl. No. 62021041213.1)

JP (Appl. No. 2021-523566)

CN (Appl. No 201980059169.5)

AU (Appl. No. 2019302664)

SG (Appl. No. 11202100241U)

ZA (Appl. No. 2021/00395)

NZ (Appl. No. 771961)

IN (Appl. No. 202117002338)

		Pending	N/A	Cure Pharmaceutical Corporation
OTF with pores extending therethrough	17/331,731 (05/27/2021)	Pending	N/A	Cure Pharmaceutical Corporation
Protein-polysaccharide macromolecular complex article of manufacture containing encapsulated ethyl alcohol	13/444,852 (04/12/2012)	Issued	U.S. 10,470,478 (11/12/2019)	Cure Pharmaceutical Corporation
Protein-polysaccharide macromolecular complex article of manufacture containing encapsulated ethyl alcohol	16/559,797 (09/04/2019)	Issued	U.S. 11,160,292 (11/02/2021)	Cure Pharmaceutical Corporation
OTF and Method of Manufacturing and Using the Same	PCT/US20/067677 (12/31/2020)	Pending	N/A	Cure Pharmaceutical Corporation

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The following registered United States Trademarks:

TRADEMARKS
Trademark	Serial No. (Filing Date)	Registration No.	Status	Record Owner
C CURE PHARMACEUTICAL The mark consists of the word “CURE” appearing over the word “pharmaceutical.” A stylized letter C appears on the left side of the words. The two ends of the C are connected by varying shades of gray to form a circle.	88035253 (07/12/2018)	5708591	Registered (03/26/2019)	Cure Pharmaceutical Corporation
Logo The mark consists of a stylized letter C. The two ends of the C are connected by varying shades of gray to form a circle.	88035251 (07/12/2018)	5708589	Registered (03/26/2019)	Cure Pharmaceutical Corporation
CUREFILM The mark consists of standard characters, without claim to any particular font style, size, or color.	88035249 (07/12/2018)	5690125	Registered (03/05/2019)	Cure Pharmaceutical Corporation
DELIVERING THE PROMISE OF HEALTHIER LIVES	88035248 (07/12/2018)	6008699	Registered (03/10/2020	Cure Pharmaceutical Corporation
CURE PHARMACEUTICAL The mark consists of standard characters, without claim to any particular font style, size, or color.	88035238 (07/12/2018)	5708588	Registered (03/26/2019)	Cure Pharmaceutical Corporation

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The following unregistered Trademarks:

1.   Powered by CURE

2.   CUREdots

3.   CUREcream

4.   CUREpods

5.   CUREdrops

The following Domain Names:

Domain Name	Jurisdiction Where the Application or Registration is Located	Application or Registration Number	Application or Registration Date	Record Owner/Registrant	Applicable Registrar and Expiration Date
curepharmaceutical.com	HostMonster.com	N/A	7/12/2008	Cure Pharmaceutical Corporation	HostMonster 6/27/2023
curepharmainc.com	HostMonster.com	N/A	6/3/2010	Cure Pharmaceutical Corporation	HostMonster 6/3/2023
curepharma.com	NameBright.com	N/A	5/31/2014	Cure Pharmaceutical Corporation	ProNamed LLC 5/31/2023
by-cure.com	GoDaddy.com	N/A	4/13/2020	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/13/2024
bycure.online	GoDaddy.com	N/A	4/13/2020	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/13/2024
curebio.net	GoDaddy.com	N/A	3/5/2019	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 3/5/2023

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curebio.us	GoDaddy.com	N/A	3/5/2019	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 3/5/2023
curebioscience.co	GoDaddy.com	N/A	4/27/2019	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/27/2023
curebioscience.com	GoDaddy.com	N/A	4/27/2020	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/27/2024
curebioscience.net	GoDaddy.com	N/A	3/5/2019	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 3/5/2023
curebioscience.us	GoDaddy.com	N/A	3/5/2019	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 3/5/2023
curebiosciences.com	GoDaddy.com	N/A	4/30/2018	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/30/2023
poweredbycure.com	GoDaddy.com	N/A	4/13/2020	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/30/2024
wellnessbycure.com	GoDaddy.com	N/A	4/13/2020	Cure Pharmaceutical Corporation	GoDaddy.com, LLC 4/30/2024

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KNOW-HOW

The CURE Know-How which is broadly directed to the development and manufacturing of dosage forms such as oral thin films (OTFs), for wellness products and/or pharmaceutical drug products. The CURE Know-How includes all know-how of the Company, including, but not limited to, all unpatented inventions, in-process research and development, technologies, methods, materials, know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts), product selection, quality systems, and other information controlled by Seller.

OTHER PURCHASED ASSETS

Any other Intellectual Property of the Seller actually used in the Business.

Inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business.

Furniture, fixtures, equipment, hardware, supplies and other tangible personal property of the Business, excluding personal effects of the Seller employees, if any.

Deposits and prepaid expenses of the Business, which had the following balances as of March 31, 2022:

•      Inventory deposits in the amount of $5,444.95

•      Building lease security deposit in the amount of $34,500.00

•      Utility deposits in the amount of $855.00

•      Equipment deposits in the amount of $66,982.50

•      Prepaid software license in the amount of $13,500

Originals, or where not available, electronic copies, of books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, emails and other correspondence, that exclusively relate to the Business.

All telephone numbers, websites, URLs and e-mail addresses owned, licensed or otherwise used by Seller in connection with, or otherwise relating to, any of the Business and/or the Purchased Assets.

49

All Web 2.0 (including but not limited to Facebook or Twitter, LinkedIn, TikTok, Instagram) or similar social media accounts maintained or established by Seller or otherwise relating to the Business, including the following:

Social Media Names and Keywords
Site	Social Media Name	Keywords/Hashtags
Facebook.com	CURE Pharmaceutical @CUREPharmaceutical
LinkedIn.com	CURE Pharmaceutical	#Drugdelivery #Cannabinoids #Patientexperience
Instram.com	curepharma	#PoweredByCURE
Twitter.com	CURE Pharmaceutical @Cure_Pharma_	#PoweredByCURE

The goodwill associated with any of the Purchased Assets

The Assigned Contracts set forth on Section 3.08 of the Disclosure Schedule.

The Permits of the Business to the extent transferable, including but not limited to the Permits set forth in Section 3.09 of the Disclosure Schedule, to the extent transferable.

All of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets.

All insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities.

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Schedule 1.02

Assumed Liabilities

1. The Rolled Vacation attributable to the Continuing Employees pursuant to Section 5.05(d) of the Agreement, which shall be honored by Buyer in accordance with the terms of the Agreement and in compliance with applicable Law to the extent the dollar value of such Rolled Vacation was deducted from the Closing Consideration, which Rolled Vacation is set forth below:

Rolled Vacation Amounts
Employee	Vacation Amount	Personal Time Off Amount
Cheryl Baumgart	$2,259.78	$115.00
Jose Bernardo	-	$576.92
Sandy Garate	$1,964.92	$122.20
Adrienne Grashaw	$1,878.95	$480.00
Tim Habeck	$3,726.10	-
Katherine Landas	-	$480.00
Courtney Lasley	$3,468.16	-
Karina Sierra	$20.19	$320.00
Sarahi Zuniga	$42.55	$368.00

2.   The following employer-portion of any payroll, employment and other similar taxes applicable to the Rollover Vacation:

Social security: $981.01

Medicare: $229.43

FUTA: $94.94

SUI: $537.97

ETT: $15.82

3.   Liabilities arising under the Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Closing Date (even if accruing prior to the Closing Date), including Liabilities for the following deferred revenue associated with customer deposits made under Assigned Contracts, which customer deposits shall be retained by the Seller, but which shall not reduce the Closing Cash Consideration:

a.   $215,000 deposited in connection with the Collaboration and Joint Development Agreement, dated February 1, 2021, by and between Seller and Medolife Rx.

b.   $25,000 under the Development Agreement, dated May 10, 2022, by and between Seller and Robell Research, Inc., d/b/a Supersmile.

4.     All liabilities of Seller with respect to the Key Employees and the employees of Seller set forth on Schedule 5.05(a)-1 and Schedule 5.05(a)-2 of these Schedules, arising from the employment of such employees after the Closing, including wages, cash or equity incentive compensation, accrued personal time off, accrued vacation accrued payroll, accrued unpaid commissions, accrued bonuses, accrued sick leave or vacation, accrued bereavement time, accrued floating holidays or other similar accrued paid time off, business expense reimbursements, and related Taxes.

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Schedule 1.03(a)

Loan Amount

Unsecured Buyer Deposits
Invisiguard, Inc. (C.A. Preston)	10/15/21	$250,000
Invisiguard, Inc. (C.A. Preston)	12/13/21	$60,000
Invisiguard, Inc. (C.A. Preston)	12/15/21	$138,000
Raymond J. Vanaria (Drew Cervasio)	1/31/22	$250,000
Invisiguard, Inc. (C.A. Preston)	2/11/22	$52,000
Raymond J. Vanaria (Drew Cervasio)	2/28/22	$250,000
Raymond J. Vanaria (Drew Cervasio)	3/4/22	$300,000
Raymond J. Vanaria (Drew Cervasio)	3/9/22	$1,200,000
Raymond J. Vanaria (Drew Cervasio)	4/27/22	$500,000
Raymond J. Vanaria (Drew Cervasio)	5/18/22	$250,000
Raymond J. Vanaria (Drew Cervasio)	5/31/22	$250,000
Andrew F. Cervasio	6/10/22	$300,000
Raymond J. Vanaria (Drew Cervasio)	7/5/22	$300,000

52

Schedule 1.03(b)

Closing Consideration

1. Rollover Vacation Cashout Payments, which does not reduce the Closing Consideration:

Rollover Vacation Cashout Payments
Employee	Vacation Amount	Personal Time Off Amount
Jose Bernardo	7,200.44	-
Robert Davidson	25,000.00	2,000.00
Lina Galeano	192.03	156.00
Katherine Landas	6,000.00	-
Michael Redard	23,076.92	1,846.15
Mark Udell	15,384.62	1,230.77

2. Rolled Vacation Amounts:

Rolled Vacation Amounts
Employee	Vacation Amount	Personal Time Off Amount
Cheryl Baumgart	$2,259.78	$115.00
Jose Bernardo	-	$576.92
Sandy Garate	$1,964.92	$122.20
Adrienne Grashaw	$1,878.95	$480.00
Tim Habeck	$3,726.10	-
Katherine Landas	-	$480.00
Courtney Lasley	$3,468.16	-
Karina Sierra	$20.19	$320.00
Sarahi Zuniga	$42.55	$368.00

3. The following employer-portion of any payroll, employment and other similar taxes applicable to the Rolled Vacation: $1,859.18

4. Purchase Order #060222-A issued by Robell Research, Inc., d/b/a Supersmile to Seller on June 2, 2022.

5. Wire Instructions:

Wire Transfer Instructions
Bank:
ABA Routing #
Beneficiary Name:	Cure Pharmaceutical Corporation
Bank Account #:
SWIFT # (International Wires Only)

53

Schedule 1.04

Third-Party Payments

(i)

1. $178,886.13 Settlement Agreement, dated April 29, 2022, by and between Cure Pharmaceutical Corporation and Settle, Inc.

2. $122,378 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated November 18, 2021, by and between Cure Pharmaceutical Holding Corp. and Fourth Street Fund, LP.

3. $1,168,738 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated June 30, 2021, by and between Cure Pharmaceutical Holding Corp. and The Duitch Living Trust dated January 9, 1989.

4. $44,649 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note and Security Agreement, dated January 12, 2022, by and between Cure Pharmaceutical Holding Corp. And The Duitch Living Trust dated January 9, 1989.

5. $177,881 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated August 6, 2021, by and between Cure Pharmaceutical Holding Corp. and Onbelay Capital Inc.

6. $53,504 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated November 16, 2021, by and between Cure Pharmaceutical Holding Corp. and Onbelay Capital Inc.

7. $218,788 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated October 16, 2021, by and between Cure Pharmaceutical Holding Corp. and Cresco Capital Partners II, LLC.

8. $21,571 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated October 16, 2021, by and between Cure Pharmaceutical Holding Corp. and Mac F&F Spe, LLC.

9. $267,589 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated November 15, 2021, by and between Cure Pharmaceutical Holding Corp. and Macarthur Investments, LLC.

10. $26,465 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated December 28, 2021, by and between Cure Pharmaceutical Holding Corp. and Maci Molecule SPV, LLC.

54

11. $54,052 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated October 7, 2021, by and between Cure Pharmaceutical Holding Corp. and Maci Molecule SPV, LLC.

12. $224,811 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note, dated May 3, 2021, by and between Cure Pharmaceutical Holding Corp. and Maci Molecule SPV, LLC.

13. $210,564 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note and Security Agreement, dated January 18, 2022, by and between Cure Pharmaceutical Holding Corp. and Interplaza Development Company, LLC and Amendment to Secured Promissory Note, dated April 11, 2022, by and between Cure Pharmaceutical Holding Corp. and Interplaza Development Company, LLC.

14. $21,100 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note and Security Agreement, dated January 10, 2022, by and between Cure Pharmaceutical Holding Corp. and Mac F&F Spe, LLC.

15. $73,851 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note and Security Agreement, dated January 10, 2022, by and between Cure Pharmaceutical Holding Corp. and MacArthur Investments, LLC.

16. $105,501 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Cure Pharmaceutical Holding Corp. Secured Promissory Note and Security Agreement, dated January 10, 2022, by and between Cure Pharmaceutical Holding Corp. and Cresco Capital Partners II, LLC.

17. $361,655 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated October 27, 2021, by and between Cure Pharmaceutical Holding Corp. and EROP Enterprises, LLC.

18. $270,391 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated October 30, 2021, by and between Cure Pharmaceutical Holding Corp. and Fromar Investments LP.

19. $212,044 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated December 16, 2021, by and between Cure Pharmaceutical Holding Corp. and Fromar Investments LP.

20. $302,163 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated May 18, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

55

21. $591,603 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated August 12, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

22. $288,343 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated January 13, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

23. $285,398 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated February 25, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

24. $113,008 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated April 8, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

25. $169,307 and the Per Diem Amount (as defined in the relevant Payoff Letter) under Secured Promissory Note, dated April 13, 2021, by and between Cure Pharmaceutical Holding Corp. and Ross Equity Partners.

(ii)

Seller’s portion of July pro rata rent: $14,957.

(iii)

Overdue rent in the amount of $92,730.16 and property tax and insurance overages in the total amount of $20,263.

(iv)

Buyout payment in the amount of $58,510.22 under VideoJet Equipment Lease Proposal Q-118450, dated June 26, 2019 by and between Seller and Videojet Technologies LTD.

56

Schedule 5.07

Affected Patents

Assignments Status (per PTO assignment database)	Appln. No. (Serial No.)	Carlson Caspers Matter No.

1.Innozen->Cure Pharm Corp 2.Cure Pharm Corp->Cure Pharm Holding Corp No inventor assignment filed	11/836,758	1351.015US1
1.Zengen->Innozen 2.Inventors->Zengen 3.Innozen->Cure Pharm Corp 4.Cure Pharm Corp->Cure Pharm Holding Corp	15/666,057	1351.003US1
1.Zengen->Innozen 2.Innozen->Zengen 3.Innozen->Cure Pharma Corp 4.Innozen->Cure Pharma Corp 5.Inventor->Cure Pharma Corp 6. Cure Pharma Corp->Cure Pharma Holding Corp	10/921,770	1351.018US1
1.Cure Pharma Corp->Cure Pharm Holding Corp 2.Inventor->Chemistry Holding 3.Chemistry Holding->Cure Pharma Corp 4.Chemistry Holdings->Cure Pharma Corp	13/444,852	1351.016US

57

Schedule 5.09

Referenced Patents

PATENTS
Title	Serial No.	Filing Date	Status	Patent No. (Issue Date)
Oral dissolvable film that includes plant extract	14/810,595	07/28/2015	Issued	U.S. 10,307,397 (06/04/2019)
Oral dissolvable film that includes plant extract	16/394,413	04/25/2019	Issued	U.S. 11,266,625 (03/08/2022)
Oral dissolvable film containing psychedelic compound	16/947,005	07/14/2020	Pending	N/A
Oral soft gel capsule containing psychedelic compound	16/947,003	07/14/2020	Pending	N/A
Pharmaceutical composition and method of manufacturing	14/255,296	04/17/2014	Issued	U.S. 9,044,390 (06/02/2015)
Pharmaceutical composition and method of manufacturing	14/723,980	05/28/2015	Issued	U.S. 9,186,386 (11/17/2015)
Pharmaceutical composition and method of manufacturing	14/694,303	04/23/2015	Issued	US 9,980,996 (05/29/2018)
Pharmaceutical composition and method of manufacturing	15/988,484	05/24/2018	Issued	U.S. 10,092,611 (10/09/2018)
Pharmaceutical composition and method of manufacturing	14/934,940	11/06/2015	Issued	US 10,238,705 (03/26/2019)
Pharmaceutical composition and method of manufacturing	16/151,436	10/04/2018	Issued	U.S. 10,639,339 (05/05/2020)
Pharmaceutical composition and method of manufacturing	16/359,579	03/20/2019	Issued	U.S. 10,624,940 (04/21/2020)
Pharmaceutical composition and method of manufacturing	16/809,958	03/05/2020	Issued	11,266,702 (03/08/2022)
Pharmaceutical composition and method of manufacturing	16/809,700	03/05/2020	Allowed
Pharmaceutical composition and method of manufacturing	16/856,492	04/23/2020	Issued	U.S. 11,344,591 (05/11/2022)
Pharmaceutical composition and method of manufacturing	16/856,609	04/23/2020	Issued	U.S. 11,331,358 (05/17/2022)

58